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                          [EL PASO ENERGY LETTERHEAD]

       FOR IMMEDIATE RELEASE


                     EL PASO ENERGY COMPLETES ACQUISITION OF
                   DEEPTECH INTERNATIONAL AND ITS INTERESTS IN
                             LEVIATHAN GAS PIPELINE

     HOUSTON, TEXAS, AUGUST 17, 1998 -- El Paso Energy Corporation (NYSE:EPG) announced today that the acquisition of DeepTech International Inc. (NASDAQ:DEEP) and its interests in Leviathan Gas Pipeline was completed effective August 14, 1998. As a result of these transactions, El Paso Energy owns 100 percent of the general partner of Leviathan Gas Pipeline Partners,
L. P. (NYSE:LEV) and a 27.3 percent effective interest in the partnership. Based upon the elections by DeepTech stockholders, all DeepTech common stockholders will receive $14 in cash for each DeepTech share, unless they elected to receive El Paso Energy common stock in a taxable transaction. The net cost of the transaction was approximately $450 million and was funded through existing credit facilities.

     "The DeepTech acquisition gives El Paso Energy a strong presence in the most significant new oil and gas play in North America," said Robert G. Phillips, president of El Paso Field Services Company. "Activity in the Deepwater Trend and the ultradeep regions in the Gulf of Mexico continues to be robust. The combination of Leviathan with our existing offshore assets positions El Paso Energy to make significant infrastructure investments to support this growth. As a leader in offshore gathering, Leviathan should benefit from continued technological advances in deepwater drilling and production and the synergies arising from its association with El Paso Energy."

                                     -more-

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EL PASO ENERGY
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     Leviathan is the largest independent gatherer of natural gas in the Gulf of
Mexico, with interests in pipeline systems which transported more than 2.8 billion cubic feet per day (Bcf/d) in 1997. The pipeline systems, which cover a large portion of the Outer Continental Shelf and access the prolific Deepwater Trend of the Gulf of Mexico, include: the High Island Offshore System, the U-T Offshore System, the Stingray Pipeline system, the Nautilus/Manta Ray Offshore system, the Viosca Knoll Gathering system and the Poseidon Oil Pipeline. In addition, Leviathan produces oil and gas from several offshore blocks and owns interests in several multi-purpose offshore platforms which process oil and gas for producers.

     With over $9 billion in assets, El Paso Energy Corporation provides energy solutions through five business units: Tennessee Gas Pipeline Company, El Paso Natural Gas Company, El Paso Field Services Company, El Paso Energy Marketing Company, and El Paso Energy International Company. The company owns the nation's only integrated coast-to-coast natural gas pipeline system and has operations in interstate natural gas transmission, gas gathering and processing, energy marketing, and international infrastructure development. Visit El Paso Energy's web site at www.epenergy.com.

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Contacts:
Media Relations:         Russ Roberts
                         (713) 420-5435
Investor Relations:      Scott Vonderheide
                         (713) 420-4527




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Some information included in this document may be forward looking and may involve risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results. Reference should be made to the Company's (and its affiliates') Securities and Exchange Commission filings for important factors that may affect actual results.